CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,510,000	$323.29

PRICING SUPPLEMENT NO. 2292 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated March 26, 2014

JPMorgan Chase & Co. Airbag Performance Securities

$2,510,000 Linked to the Performance of the Mexican Peso Relative to the Japanese Yen due March 31, 2016

Investment Description
Airbag Performance Securities (each, a "Security" and collectively, the "Securities") are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") linked to the performance of the Mexican peso (the "Reference Currency") relative to the Japanese yen (the "Base Currency"). If the Currency Return is positive (i.e., the Mexican peso appreciates relative to the Japanese yen), JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the Currency Return multiplied by the Participation Rate of 240%. If the Currency Return is zero or negative (i.e., the Mexican peso stays flat or depreciates relative to the Japanese yen), but is greater than or equal to the Threshold Percentage of -10%, JPMorgan Chase will repay your principal amount at maturity. However, if the Currency Return is negative and is less than the Threshold Percentage of -10%, JPMorgan Chase will repay less than your principal amount, if anything, at maturity, resulting in a loss of 1.1111% of your principal amount for every 1% difference between the Currency Return and the Threshold Percentage. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑   Participation in a Positive Currency Return: If the Currency Return is positive (i.e., the Mexican peso appreciates relative to the Japanese yen), JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the Currency Return multiplied by the Participation Rate. If the Currency Return is negative, you may be exposed to the Reference Currency's depreciation relative to the Base Currency.

❑   Contingent Repayment of Principal at Maturity: If the Currency Return is zero or negative (i.e., the Mexican peso stays flat or depreciates relative to the Japanese yen), but is greater than or equal to the Threshold Percentage of -10%, JPMorgan Chase will repay your principal amount at maturity. However, if the Currency Return is negative and is less than the Threshold Percentage of -10%, JPMorgan Chase will repay less than your principal amount, if anything, at maturity, resulting in a loss of 1.1111% of your principal amount for every 1% difference between the Currency Return and the Threshold Percentage. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your principal amount, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	March 26, 2014
	Original Issue Date (Settlement Date)	March 31, 2014
	Final Valuation Date[1]	March 28, 2016
	Maturity Date[1]	March 31, 2016
	[1]	Subject to postponement in the event of a market disruption event and as described under "Description of Notes — Postponement of a Determination Date — Single Component Notes" and "Description of Notes — Payment at Maturity" in the accompanying product supplement no. 3-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE REFERENCE CURRENCY RELATIVE TO THE BASE CURRENCY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 7 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. 3-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Airbag Performance Securities linked to the performance of the Mexican peso relative to the Japanese yen. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Reference Currency	Base Currency	Participation Rate	Starting Spot Rate	Downside Leverage Factor	Threshold Percentage	CUSIP/ISIN
Mexican peso (MXN)	Japanese yen (JPY)	240%	7.79386	1.1111	-10%	48127F400 / US48127F4000

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. 3-I dated November 14, 2011 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. 3-I, will supersede the terms set forth in product supplement no. 3-I.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. 3-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the performance of the Mexican peso relative to the Japanese yen	$2,510,000	$10.00	—	—	$2,510,000	$10.00

[1]	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
[2]	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any commissions related to these sales.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.9055 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. 3-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. 3-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. 3-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007592/e46167_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

For purposes of the Securities offered by this pricing supplement, all references to "Reference Currency Return" in the accompanying product supplement will be deemed to refer to "Currency Return."

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Currency relative to the Base Currency.

♦  You understand the general risks associated with an investment in currency exchange rates and seek an investment with a return linked to the performance of the Reference Currency relative to the Base Currency.

♦  You believe that the Reference Currency will appreciate relative to the Base Currency over the term of the Securities.

♦  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the exchange rate of the Reference Currency relative to the Base Currency.

♦  You are willing to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦  You do not seek current income from your investment.

♦  You are willing and able to hold the Securities to maturity.

♦  You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦  You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦  You require an investment designed to provide a full return of principal at maturity.

♦  You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the Reference Currency relative to the Base Currency.

♦  You do not understand the general risks associated with an investment in currency exchange rates and do not seek an investment with a return linked to the performance of the Reference Currency relative to the Base Currency.

♦  You believe that the Reference Currency will depreciate relative to the Base Currency over the term of the Securities.

♦  You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the exchange rate of the Reference Currency relative to the Base Currency.

♦  You are unwilling to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦  You seek current income from your investment.

♦  You are unable or unwilling to hold the Securities to maturity, and seek an investment for which there will be an active secondary market.

♦  You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 7 of this pricing supplement and "Risk Factors" in the accompanying product supplement no. 3-I for risks related to an investment in the Securities.

Final Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security
Principal Amount:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]:	2 years
Reference Currency:	Mexican peso
Base Currency:	Japanese yen
Payment at Maturity (per $10 principal amount Security):

If the Currency Return is positive (i.e., the Mexican peso appreciates relative to the Japanese yen), JPMorgan Chase will make a cash payment to you per $10 principal amount Security equal to:

$10.00 + ($10.00 × Currency Return × Participation Rate)

If the Currency Return is zero or negative (i.e., the Mexican peso stays flat or depreciates relative to the Japanese yen), but is greater than or equal to the Threshold Percentage, JPMorgan Chase will make a cash payment to you equal to $10.00 per $10 principal amount Security.

If the Currency Return is negative and is less than the Threshold Percentage, JPMorgan Chase will make a cash payment to you per $10 principal amount Security equal to:

$10.00 + [$10.00 × (Currency Return + 10%) × Downside Leverage Factor]

In no event, however, will the payment at maturity be less than $0.

If the Currency Return is less than the Threshold Percentage, you will lose 1.1111% of your principal amount for every 1% difference between the Currency Return and the Threshold Percentage and you may lose your full principal amount at maturity.

Currency Return:

Ending Spot Rate - Starting Spot Rate
Ending Spot Rate

Because the Currency Return is calculated pursuant to the formula above, the Currency Return is effectively capped at 100%. In addition, there is no comparable limit to the potential downside Reference Currency performance, but in no event will the payment at maturity be less than $0.

Please see "How Do Exchange Rates and the Currency Return Formula Work?" and "Hypothetical Examples and Return Table" in this pricing supplement for more information.

Participation Rate:	240%
Starting Spot Rate:	The Spot Rate on the Trade Date, which was 7.79386 Japanese yen per Mexican peso
Ending Spot Rate:	The Spot Rate on the Final Valuation Date
Threshold Percentage:	-10%
Downside Leverage Factor:	1.1111
Spot Rate	The Spot Rate on any relevant day is expressed as a number of Japanese yen per one Mexican peso (rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655)) and is equal to (a) the Japanese yen per one U.S. dollar exchange rate as reported by Reuters Group PLC ("Reuters") on Reuters page WMRSPOT12 (or any substitute page) at approximately 4:00 p.m., Greenwich Mean Time, on that day, divided by (b) the Mexican peso per one U.S. dollar rate as reported by Reuters on page WMRSPOT10 (or any substitute page) at approximately 4:00 p.m., Greenwich Mean Time, on that day.
Currency Business Day	A currency business day, with respect to the Reference Currency, means a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and the principal financial centers for the Reference Currency (which is Mexico City, Mexico) and the Base Currency (which is Tokyo, Japan) and (b) banking institutions in The City of New York and the principal financial center for the Reference Currency are not otherwise authorized or required by law, regulation or executive order to close.

1 See footnote 1 under "Key Dates" on the front cover

Investment Timeline
Trade Date	The Starting Spot Rate is determined. The Participation Rate is finalized.

Maturity Date

The Ending Spot Rate is determined on the Final Valuation Date and the Currency Return is calculated.

If the Currency Return is positive (i.e., the Mexican peso appreciates relative to the Japanese yen), JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Currency Return × Participation Rate)

If the Currency Return is zero or negative (i.e., the Mexican peso stays flat or depreciates relative to the Japanese yen), but is greater than or equal to the Threshold Percentage, JPMorgan Chase will pay you a cash payment equal to $10.00 per $10 principal amount Security.

If the Currency Return is negative and is less than the Threshold Percentage, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + [$10.00 × (Currency Return + 10%) × Downside Leverage Factor]

If the Currency Return is less than the Threshold Percentage, you will lose 1.1111% of your principal amount for every 1% difference between the Currency Return and the Threshold Percentage and you may lose your full principal amount at maturity.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

How Do Exchange Rates and the Currency Return Formula Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The Currency Return reflects the return of the Mexican peso relative to the Japanese yen from the Trade Date to the Final Valuation Date, calculated using the formula set forth above under "Final Terms — Currency Return." While the Currency Return for purposes of the Securities is determined using the formula set forth above under "Final Terms — Currency Return," there are other reasonable ways to determine the return of the Mexican peso relative to the Japanese yen that would provide different results. For example, another way to calculate the return of the Mexican peso relative to the Japanese yen would be to calculate the return that would be achieved by converting Japanese yen into Mexican pesos at the Starting Spot Rate on the Trade Date and then, on the Final Valuation Date, converting back into Japanese yen at the Ending Spot Rate. In this pricing supplement, we refer to the return of the Mexican peso relative to the Japanese yen calculated using that method, which is not used for purposes of the Securities, as a "conversion return."

As demonstrated by the examples below, under the Currency Return formula, any appreciation of the Mexican peso relative to the Japanese yen will be diminished, as compared to a conversion return, while any depreciation of the Mexican peso relative to the Japanese yen will be magnified, as compared to a conversion return. In addition, the diminishing effect on any appreciation of the Mexican peso relative to the Japanese yen increases as the Currency Return increases, and the magnifying effect on any depreciation of the Mexican peso relative to the Japanese yen increases as the Currency Return decreases. Accordingly, your return on the Securities may be less than if you had invested in similar securities that reflected conversion returns.

The Spot Rate is expressed as the number of Japanese yen per Mexican peso. As a result, an increase in the Spot Rate from the Trade Date to the Final Valuation Date means that the Mexican peso has appreciated / strengthened relative to the Japanese yen from the Trade Date to the Final Valuation Date. This means that one Mexican peso could purchase more Japanese yen on the Final Valuation Date than it could on the Trade Date. Viewed another way, it would take fewer Mexican pesos to purchase one Japanese yen on the Final Valuation Date than it did on the Trade Date.

The following examples assume a Starting Spot Rate of 8.00.

Example 1: The Mexican peso strengthens from the Starting Spot Rate of 8.00 to the Ending Spot Rate of 8.88889.

The Currency Return is equal to 10.00%, calculated as follows:

(8.88889 - 8.00) / 8.88889 = 10.00%

By contrast, if the return on the Mexican peso were determined using a conversion return, the return would be 11.11%.

Example 2: The Mexican peso strengthens from the Starting Spot Rate of 8.00 to the Ending Spot Rate of 800.00.

The Currency Return is equal to 99.00%, calculated as follows:

(800.00 - 8.00) / 800.00 = 99.00%

By contrast, if the return on the Mexican peso were determined using a conversion return, which would not be subject to the effective cap of 100%, the return would be 9900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of the Reference Currency relative to the Base Currency increases as the Currency Return increases.

Conversely, a decrease in the Spot Rate from the Trade Date to the Final Valuation Date means that the Mexican peso has depreciated / weakened relative to the Japanese yen from the Trade Date to the Final Valuation Date. This means that it would take more Mexican pesos to purchase one Japanese yen on the Final Valuation Date than it did on the Trade Date. Viewed another way, one Mexican peso could purchase fewer Japanese yen on the Final Valuation Date than it could on the Trade Date.

Example 3: The Mexican peso weakens from the Starting Spot Rate of 8.00 to the Ending Spot Rate of 6.66667.

The Currency Return is equal to -20.00%, calculated as follows:

(6.66667 - 8.00) / 6.66667 = -20.00%

By contrast, if the return on the Mexican peso were determined using a conversion return, the return would be -16.67%.

Example 4: The Mexican peso weakens from the Starting Spot Rate of 8.00 to the Ending Spot Rate of 4.00.

The Currency Return is equal to -100.00%, calculated as follows:

(4.00 - 8.00) / 4.00 = -100.00%

By contrast, if the return on the Mexican peso were determined using a conversion return, the return would be -50.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of the Reference Currency relative to the Base Currency increases as the Currency Return decreases.

The hypothetical Starting Spot Rate, Ending Spot Rates and Currency Returns set forth above are for illustrative purposes only and have been rounded for ease of analysis.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences—Notes Treated as Open Transactions That Are Not Debt Instruments" in the accompanying product supplement no. 3-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities will generally be ordinary foreign currency income or loss under Section 988 of the Internal Revenue Code of 1986, as amended (the "Code"). Ordinary foreign currency losses are potentially subject to certain reporting requirements. However, investors in certain forward contracts, futures contracts or option contracts generally are entitled to make an election to treat foreign currency gain or loss as capital gain or loss (a "Section 988 Election"). Due to the lack of authority directly addressing the availability of the Section 988 Election for instruments such as these, it is unclear whether the Section 988 Election is available. Assuming the Section 988 Election is available, if you make this election before the close of the day on which you acquire a Security, all gain or loss you recognize on a sale or exchange of that Security should be treated as long-term capital gain or loss, if you have held the Security for more than one year. A Section 988 Election with respect to a Security is made by (a) clearly identifying the Security on your books and records, on the date you acquire it, as being subject to this election and filing the relevant statement verifying this election with your U.S. federal income tax return or (b) obtaining independent verification under procedures set forth in the Treasury regulations under Section 988. You should consult your tax adviser regarding the advisability, availability, mechanics and consequences of a Section 988 Election, as well as the special reporting requirements that apply to foreign currency losses in excess of specified thresholds.

The Internal Revenue Service (the "IRS") or a court may not respect the treatment of the Securities as "open transactions," in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. For instance, the Securities could be treated as contingent payment debt instruments (which might be viewed as denominated either in U.S. dollars or in Mexican pesos), in which case you would be required to accrue original issue discount on your Securities in each taxable year at the "comparable yield," as determined by us, although we will not make any payment with respect to the Securities until maturity, and no Section 988 Election would be available. In particular, in 2007 the IRS issued a revenue ruling holding that a financial instrument with some similarity to the Securities is properly treated as a debt instrument denominated in a foreign currency. The Securities are distinguishable in significant respects from the instrument described in the revenue ruling. If the revenue ruling were applied to the Securities, it could materially and adversely affect the tax consequences of an investment in the Securities for U.S. Holders, possibly with retroactive effect.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Mexican peso, the Japanese yen or the exchange rate between the Mexican peso and the Japanese yen or any contracts related to the Mexican peso, the Japanese yen or the exchange rate between the Mexican peso and the Japanese yen. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. 3-I dated November 14, 2011.

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. The return on the Securities at maturity is linked to the performance of the Mexican peso relative to the Japanese yen and will depend on whether, and the extent to which, the Currency Return is positive or negative. JPMorgan Chase will pay you the principal amount of your Securities only if the Currency Return is greater than or equal to the Threshold Percentage and will make such payment only at maturity. If the Currency Return is less than the Threshold Percentage, you will be exposed to the negative Currency Return in excess of the Threshold Percentage multiplied by the Downside Leverage Factor and JPMorgan Chase will repay less than your principal amount, if anything, at maturity, resulting in a loss of 1.1111% of your principal amount for every 1% difference between the Currency Return and the Threshold Percentage.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Participation Rate Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the product of the performance of the Reference Currency relative to the Base Currency and the Participation Rate and may be less than the Currency Return itself, even if that return is positive. You can receive the full benefit of the Participation Rate from JPMorgan Chase only if you hold your Securities to maturity.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Mexican peso has appreciated relative to the Japanese yen at that time. If you hold the Securities to maturity , JPMorgan Chase will repay your principal amount as long as the Currency Return is not below the Threshold Percentage. However, if the Currency Return is negative and is less than the Threshold Percentage, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss of 1.1111% of your principal amount for every 1% difference between the Currency Return and the Threshold Percentage from the Trade Date to the Final Valuation Date. The contingent repayment of principal based on whether the Currency Return is below the Threshold Percentage applies only at maturity.
♦	The Currency Return Is Subject To An Embedded Maximum Of 100% — Because the Currency Return is expressed as the Ending Spot Rate minus the Starting Spot Rate, divided by the Ending Spot Rate, the Currency Return is subject to an embedded maximum. In no event will the Currency Return be greater than 100% and therefore your potential return on the Securities at maturity cannot be greater than the product of the Participation Rate and 100%. There is no comparable limit to the potential downside Reference Currency performance, but in no event will the payment at maturity be less than zero.
♦	The Method of Calculating the Currency Return Will Diminish Any Appreciation and Magnify Any Depreciation of the Reference Currency Relative to the Base Currency — The Currency Return reflects the return of the Mexican peso relative to the Japanese yen from the Trade Date to the Final Valuation Date, calculated using the formula set forth above under "Final Terms — Currency Return." While the Currency Return for purposes of the Securities is determined using the formula set forth above under "Final Terms — Currency Return," there are other reasonable ways to determine the return of the Mexican peso relative to the Japanese yen that would provide different results. For example, another way to calculate the return of the Mexican peso relative to the Japanese yen would be to calculate the return that would be achieved by converting Japanese yen into Mexican pesos at the Starting Spot Rate on the Trade Date and then, on the Final Valuation Date, converting back into Japanese yen at the Ending Spot Rate. In this pricing supplement, we refer to the return on the Mexican peso relative to the Japanese yen calculated using that method, which is not used for purposes of the Securities, as a "conversion return."
Under the Currency Return formula, any appreciation of the Mexican peso relative to the Japanese yen will be diminished, as compared to a conversion return, and any depreciation of the Mexican peso relative to the Japanese yen will be magnified, as compared to a conversion return. The diminishing effect on any appreciation of the Mexican peso relative to the Japanese yen increases as the Currency Return increases and the magnifying effect on any depreciation of the Mexican peso relative to the Japanese yen increases as the Currency Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar securities that reflected a conversion return. See "How Do Exchange Rates and the Currency Return Formula Work?" in this pricing supplement for more information.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.

♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Notes Generally" in the accompanying product supplement no. 3-I for additional information about these risks.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the Spot Rate, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the exchange rates and the volatility of the exchange rates of the Mexican peso relative to the U.S. dollar and of the U.S. dollar relative to the Japanese yen;

♦	suspension or disruption of market trading in the Mexican peso, the Japanese yen or the U.S. dollar;
♦	the time to maturity of the Securities;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Reference Currency, the Base Currency or the U.S. dollar and could affect the value of the Reference Currency, the Base Currency or the U.S. dollar, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Reference Currency, the Base Currency or the U.S. dollar — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Reference Currency, the Base Currency, the U.S. dollar and/or futures, options or other derivative products with returns linked to the performance of the Reference Currency, the Base Currency or the U.S. dollar may adversely affect the exchange rate of the Reference Currency relative to the Base Currency (or the exchange rates of the Reference Currency relative to the U.S. dollar and of the Base Currency relative to the U.S. dollar) and, therefore, the market value of the Securities.
♦	The Spot Rate Does Not Reflect the Japanese Yen Per Mexican Peso Exchange Rate Directly — The Spot Rate is calculated as (a) the Japanese yen per U.S. dollar exchange rate divided by (b) the Mexican peso per U.S. dollar exchange rate. Accordingly, the Spot Rates do not reflect the Mexican peso per Japanese yen exchange rate directly. As a result, the Securities are subject to currency exchange risks with respect to the U.S. dollar. See "— The Securities Are Subject to Currency Exchange Risk" below.
♦	The Securities Might Not Pay as Much as a Direct Investment in the Reference Currency — You may receive a lower payment at maturity than you would have received if you had invested directly in the Mexican peso or contracts related to the Mexican peso for which there is an active secondary market.
♦	The Securities Are Subject to Currency Exchange Risk — Foreign currency exchange rates vary over time, and may vary considerably during the term of the Securities. The value of the Mexican peso or the Japanese yen is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Mexico, Japan, the United States and other relevant countries or regions.
Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in Mexico, Japan and the United States, and between each country and its major trading partners;
♦	political, civil or military unrest in Mexico, Japan and the United States; and
♦	the extent of governmental surplus or deficit in Mexico, Japan and the United States.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by Mexico, Japan and the United States, and those of other countries important to international trade and finance.
♦	The Value of the Reference Currency May Be Correlated to the Demand for Commodities — Mexico depends heavily on the export of commodities and the value of the Mexican peso has historically exhibited high correlation to the demand for certain commodities. As a result, a decrease in the demand for the relevant commodities may negatively affect the value of the Mexican peso and, therefore, the value of the Securities.
♦	Governmental Intervention Could Materially and Adversely Affect the Value of the Securities — Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of Mexico, Japan and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.
♦	Because The Reference Currency Is an Emerging Markets Currency, the Value of the Securities Is Subject to an Increased Risk of Significant Adverse Fluctuations — The Securities are linked to the performance of the Mexican peso, which is an emerging markets currency, relative to the Japanese yen. There is an increased risk of significant adverse fluctuations in the performances of the emerging markets currencies as they are currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies. As a result, emerging markets currencies may be subject to higher volatility than major currencies, especially in environments of risk aversion and deleveraging. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant countries, which may negatively affect the value of the Securities. Global events, even if not directly applicable to Mexico or its currency, may increase volatility or adversely affect the Currency Return and the value of your Securities.
♦	Even Though the Reference Currency, the Base Currency And The U.S. Dollar Trade Around-the-Clock, the Securities Will Not — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the Securities, if any, will not conform to the hours during which the Mexican peso, the Japanese yen and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Securities. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.
♦	Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Mexican peso relative to the Japanese yen (or the value of the Mexican peso relative to the U.S. dollar and the value of the U.S. dollar relative to the Japanese yen). Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Securities and your return on your investment in the Securities at maturity.
♦	Currency Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the currency markets have been affected in a manner that prevents it from properly determining, among other things, the Spot Rate and the Currency Return. These events may include disruptions or suspensions of trading in the currency markets as a whole, and could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See "General Terms of Notes — Market Disruption Events" in the accompanying product supplement no. 3-I for further information on what constitutes a market disruption event.

Hypothetical Examples and Return Table

The following table and examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Currency Returns from -100% to +80% and assume a Starting Spot Rate of 8.00 and reflect the Participation Rate of 240%. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Participation Rate, the actual Starting Spot Rate specified on the cover of this pricing supplement and the Ending Spot Rate, which will be determined on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Ending Spot Rate	Currency Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 Issue Price (%)
40.00000	80.00%	$29.2000	192.00%
22.85714	65.00%	$25.6000	156.00%
16.00000	50.00%	$22.0000	120.00%
13.33333	40.00%	$19.6000	96.00%
11.42857	30.00%	$17.2000	72.00%
10.00000	20.00%	$14.8000	48.00%
9.41176	15.00%	$13.6000	36.00%
8.88889	10.00%	$12.4000	24.00%
8.42105	5.00%	$11.2000	12.00%
8.00000	0.00%	$10.0000	0.00%
7.92079	-1.00%	$10.0000	0.00%
7.61905	-5.00%	$10.0000	0.00%
7.27273	-10.00%	$10.0000	0.00%
6.95652	-15.00%	$9.4445	-5.56%
6.66667	-20.00%	$8.8889	-11.11%
6.15385	-30.00%	$7.7778	-22.22%
5.71429	-40.00%	$6.6667	-33.33%
5.33333	-50.00%	$5.5556	-44.44%
5.00000	-60.00%	$4.4445	-55.56%
4.70588	-70.00%	$3.3334	-66.67%
4.44444	-80.00%	$2.2223	-77.78%
4.21053	-90.00%	$1.1112	-88.89%
4.00000	-100.00%	$0.0001	-100.00%

The table above displays how the diminishing effect on any appreciation of the Mexican peso relative to the Japanese yen increases as the Currency Return increases and how the magnifying effect on any depreciation of the Mexican peso relative to the Japanese yen increases as the Currency Return decreases.

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Reference Currency appreciates from the Starting Spot Rate of 8 to an Ending Spot Rate of 8.88889. Because the Currency Return is 10%, JPMorgan Chase will pay you your principal amount plus a return equal to 24%, resulting in a payment at maturity $12.40 per $10.00 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Currency Return × Participation Rate)
$10.00 + ($10.00 × 10% × 240%) = $12.40

Example 2: The Reference Currency depreciates from the Starting Spot Rate of 8 to an Ending Spot Rate of 7.61905. Because the Currency Return is -5%, which is greater than the Threshold Percentage of -10%, JPMorgan Chase will pay you your principal amount of $10.00 per $10 principal amount Security.

Example 3: The Reference Currency depreciates from the Starting Spot Rate of 8 to an Ending Spot Rate of 5. Because the Currency Return is -60%, which is less than the Threshold Percentage of -10%, JPMorgan Chase will pay you a payment at maturity of $6.67 calculated as follows:

$10.00 + [$10.00 × (Currency Return + 10%) × Downside Leverage Factor]
$10 + [$10 × (-60% + 10%) × 1.1111 = $6.67

If the Currency Return is negative and is less than the Threshold Percentage, investors will be exposed to the negative Currency Return in excess of the Threshold Percentage multiplied by the Downside Leverage Factor at maturity, resulting in a loss of 1.1111% of your principal amount for every 1% difference between the Currency Return and the Threshold Percentage. Investors could lose some or all of their principal amount at maturity.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Historical Information

The following table sets forth the quarterly high, low and period-end exchange rates of the Mexican peso relative to the Japanese yen, expressed in terms of the conventional market quotation (i.e., the amount of Japanese yen that can be exchanged for one Mexican peso) as shown on Bloomberg Financial Markets. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and 2013. Partial data is provided for the first calendar quarter of 2014. The exchange rate of the Mexican peso relative to the Japanese yen, as shown on Bloomberg Financial Markets, on March 26, 2014 was 7.7723.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Period End
1/1/2009	3/31/2009	7.0171	6.1383	6.9837
4/1/2009	6/30/2009	7.6730	6.8870	7.3069
7/1/2009	9/30/2009	7.5292	6.6085	6.6393
10/1/2009	12/31/2009	7.1464	6.5103	7.1077
1/1/2010	3/31/2010	7.5588	6.7537	7.5588
4/1/2010	6/30/2010	7.7343	6.8225	6.8351
7/1/2010	9/30/2010	7.004	6.378	6.6316
10/1/2010	12/31/2010	6.8131	6.5118	6.5661
1/1/2011	3/31/2011	6.9827	6.5243	6.9827
4/1/2011	6/30/2011	7.2412	6.7254	6.8781
7/1/2011	9/30/2011	7.0391	5.4091	5.5411
10/1/2011	12/31/2011	5.8552	5.4294	5.5141
1/1/2012	3/31/2012	6.6177	5.5233	6.4695
4/1/2012	6/30/2012	6.4862	5.4459	5.9715
7/1/2012	9/30/2012	6.1685	5.7023	6.0582
10/1/2012	12/31/2012	6.7474	5.9931	6.7474
1/1/2013	3/31/2013	7.7756	6.7326	7.6503
4/1/2013	6/30/2013	8.4078	7.2795	7.6634
7/1/2013	9/30/2013	8.0327	7.3319	7.5027
10/1/2013	12/31/2013	8.0965	7.3266	8.0761
1/1/2014	3/26/2014*	8.0737	7.4603	7.7723

*As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through March 26, 2014. Accordingly, the "Quarterly High," "Quarterly Low" and "Period End" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The following graph shows the historical daily exchange rate of the Mexican peso relative to the Japanese yen, as shown on Bloomberg Financial Markets, from January 1, 2004 through March 26, 2014.

The historical exchange rates displayed in the table and graph above were determined using the rates reported by Bloomberg Financial Markets, without independent verification, and may not be indicative of the Spot Rate that would be derived from the applicable Reuters pages that is used to determine the Starting Spot Rate and Ending Spot Rate.

The exchange rates displayed in the table and graph above are for illustrative purposes only and do not form part of the calculation of the Currency Return. The Currency Return increases when the Mexican peso appreciates in value against the Japanese yen.

The Spot Rate on March 26, 2014 was 7.79386, calculated in the manner set forth under "Final Terms — Spot Rate" of this pricing supplement. The exchange rates displayed in the table and graph above should not be taken as an indication of future performance, and no assurance can be given as to the Spot Rate on the Final Valuation Date. We cannot give you assurance that the performance of the Mexican peso relative to the Japanese yen will result in the return of any of your principal.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS is an investment advisor and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any commissions related to these sales.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-24 of the accompanying product supplement no. 3-I.

All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any selling commissions related to these sales.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this pricing supplement for an illustration of the risk-return profile of the Securities and "How Do Exchange Rates and the Currency Return Formula Work?" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

For purposes of the Securities offered by this pricing supplement, the first and second paragraph of the section entitled "Use of Proceeds and Hedging" on page PS-24 of the accompanying product supplement no. 3-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.